Exhibit 4.3

        [FORSYTHE LOGO]

        THIS WARRANT AGREEMENT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Series C Preferred Stock of

Affymax, Inc.

Dated as of January 1, 2005 (the "Effective Date")

        WHEREAS, Affymax, Inc., a Delaware corporation (the "Company") has or is about to enter into Master Lease Line Commitment Agreement No. BL8 and related Supplements, Master Equipment Lease Agreement No. B8 and related Equipment Schedules (collectively, the "Lease(s)") with Forsythe Biotechnology Group, Inc., an Illinois corporation (the "Warrantholder"); and

        WHEREAS, the Company desires to grant to Warrantholder, in consideration for such Lease(s), the right to purchase shares of its Series C Preferred Stock;

        NOW, THEREFORE, in consideration of the Warrantholder executing and delivering such Lease(s) and in consideration of mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

1.    GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK ("WARRANT(S)").

        The Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe to and purchase, from the Company, a total number of fully paid and non-assessable shares of the Company's Series C Preferred Stock ("Preferred Stock") equal to $30,000 divided by the then Series C price per share of $3.773 for a total of 7,951 shares at an exercise price of $3.773 per share (the "Exercise Price"). The number and purchase price of such shares are subject to adjustment as provided in Section 8 hereof. Immediately prior to the closing of a registered public offering of the Company's securities, this Warrant Agreement shall become exercisable for that number of shares of Common Stock of the Company into which the shares of Preferred Stock issuable under this Warrant Agreement would then be convertible, so long as such shares, if this Warrant Agreement has been exercised prior to such offering, would have been converted into shares of the Company's Common Stock pursuant to the automatic conversion provisions (or otherwise) of the Company's Certificate of Incorporation, as amended from time to time (a "Qualified Offering"). For the purposes of this Warrant Agreement, if this Warrant Agreement has not been exercised prior to a Qualified Offering, all references to Preferred Stock herein shall be deemed to refer to Common Stock, as appropriately adjusted to reflect the conversion of Preferred Stock into Common Stock.

2.    TERM OF THE WARRANT AGREEMENT.

        Except as otherwise provided for herein, the term of this Warrant Agreement and the right to purchase Preferred Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period of (i) seven (7) years or (ii) five (5) years from the effective date of the Company's initial public offering, whichever is longer.

        Notwithstanding the above, if Company is acquired by, merges or consolidates with another corporation, Warrantholder shall be entitled to receive an amount equal to the fair value of the Warrants either through replacement with securities of the successor corporation or cash. Following such compensation as aforesaid and provided the Company is not then in default under or violation of any provision of this Warrant Agreement, this Warrant Agreement shall expire.

3.    EXERCISE OF THE PURCHASE RIGHTS.

        (a)    Exercise.    The purchase rights set forth in this Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2 above, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I(the "Notice of Exercise"), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, and in no event later than twenty-one (21) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the "Acknowledgment of Exercise") indicating the number of shares which remain subject to future purchases, if any.

        The Exercise Price may be paid at the Warrantholder's election either (i) by cash or check, or (ii) by surrender of this Warrant Agreement for exercise pursuant to the "Net Issuance" calculation as determined below. If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X	=	Y(A - B)
A
Where:	X=	the number of shares of Preferred Stock to be issued to the Warrantholder.
	Y=	the number of shares of Preferred Stock requested to be exercised under this Warrant Agreement.
	A=	the fair market value of one (1) share of Preferred Stock.
	B=	the Exercise Price.

        For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

          (i)    if the exercise is in connection with an initial public offering of the Company's Common Stock, and if the Company's Registration Statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial "Price to Public" specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

          (ii)   if this Warrant is exercised after, and not in connection with the Company's initial public offering, and:

            (a)   if traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

            (b)   if actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; and

          (iii)  if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Preferred Stock shall be deemed to be the value received by the holders of the Company's Preferred Stock on a common equivalent basis pursuant to such merger or acquisition.

        Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

        (b)    Exercise Prior to Expiration.    To the extent this Warrant is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a) above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

4.    RESERVATION OF SHARES.

        During the term of this Warrant Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein.

5.    NO FRACTIONAL SHARES OR SCRIP.

        No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares, the Company shall make a cash payment therefore upon the basis of the Exercise Price then in effect.

6.    NO RIGHTS AS SHAREHOLDER.

        This Warrant Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of the Warrant.

7.    WARRANTHOLDER REGISTRY.

        The Company shall maintain a registry showing the name and address of the registered holder of this Warrant Agreement.

8.    ADJUSTMENT RIGHTS.

        The purchase price per share and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

        (a)    Merger and Sale of Assets.    Intentionally Deleted

        (b)    Reclassification of Shares.    If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

        (c)    Subdivision or Combination of Shares.    If the Company at any time shall combine or subdivide its Preferred Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

        (d)    Stock Dividends.    If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company's stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company's stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company's stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

        (e)    Right to Purchase Additional Stock.    If, the original equipment cost of all equipment leased by Warrantholder under the Leases exceeds $1,000,000, Warrantholder shall have the right to purchase from the Company, at the Exercise Price (adjusted as set forth herein), an additional number of shares, which number shall be determined by (i) multiplying the amount by which the Warrantholder's total equipment cost exceeds $1,000,000 by 3%, and (ii) dividing the product thereof by $3.773 per share.

        (f)    Antidilution Rights.    Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Company's Charter(1), a true and complete current copy of which is attached hereto as Exhibit IV. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter. The Company shall provide Warrantholder with any written notice of adjustments to the conversion price of the Series C Preferred Stock, to the extent such notices are prepared and delivered to the stockholders of the Company.

        (g)    Notice of Adjustments.    If: (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (ii) there shall be any Merger Event; (iii) there shall be an initial public offering; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such dissolution, liquidation or winding up; (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up, to the extent known by the Company at such time); and (C) in the case of a public offering, the Company shall give the Warrantholder at least twenty (20) days written notice prior to the effective date thereof.

        Each such written notice delivered under Section 8(g)(i) shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment.

        (h)    Timely Notice.    Failure to timely provide such notice required by subsection (g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.

9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

        (a)    Reservation of Preferred Stock.    The Preferred Stock issuable upon exercise of the Warrantholder's rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Preferred Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and Bylaws, as amended. The issuance of certificates for shares of Preferred Stock upon exercise of the Warrant Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock. The Company shall not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

        (b)    Due Authority.    The execution and delivery by the Company of this Warrant Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Leases and this Warrant Agreement are not inconsistent with the Company's Charter or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Leases and this Warrant Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and subject to federal and state securities laws.

        (c)    Consents and Approvals.    No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant Agreement, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

        (d)    Issued Securities.    All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all Federal and state securities laws. In addition:

  (i)
  The authorized capital of the Company consists of (A) 28,000,000 shares of Common Stock, of which 1,278,171 shares are issued and outstanding, and (B) 18,300,000 shares of preferred stock, of which 17,901,641 shares are issued and outstanding.

  (ii)
  The Company has reserved 3,699,000 shares of Common Stock for issuance under its 20011 Stock Option/Stock Issuance Plan], of which 2,709,789 options are outstanding.

        (e)    Insurance.    As of the Effective Date, the Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

        (f)    Other Commitments to Register Securities.    Except as set forth in this Warrant Agreement and that certain Amended and Restated Investors' Rights Agreement dated April 9, 2004, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of its presently outstanding securities or any of its securities, which may hereafter be issued. This Warrant Agreement does not entitle the Warrantholder to any registration rights and except as aforesaid, Warrantholder will not require registration of the Warrant.

        (g)    Exempt Transaction.    Subject to the accuracy of the Warrantholder's representations in Section 10 hereof, the issuance of the Preferred Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

        (h)    Compliance with Rule 144.    At the written request of the Warrantholder, who proposes to sell Preferred Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company's compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

10.    REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

        This Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

        (a)    Investment Purpose.    The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Warrantholder's rights contained herein will be acquired for investment for Warrantholder's own account and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

        (b)    Private Issue.    The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Warrant is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this Section 10.

        (c)    Disposition of Warrantholder's Rights.    In no event will the Warrantholder make a disposition of any of its rights to acquire Preferred Stock or Preferred Stock issuable upon exercise of such rights unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Warrantholder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Preferred Stock or Preferred Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Preferred Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Warrantholder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Warrantholder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. The Warrantholder understands and agrees that all certificates evidencing the shares to be issued to the Warrantholder may bear a legend substantially similar to that contained on the initial page of this Warrant Agreement. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a share of Preferred Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Preferred Stock not bearing any restrictive legend.

        (d)    Financial Risk.    The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

        (e)    Risk of No Registration.    The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the "1934 Act"), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Warrant Agreement, or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of its rights of the Warrantholder to purchase Preferred Stock or Preferred Stock which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

        (f)    Accredited Investor.    Warrantholder is an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

11.    MARKET STAND-OFF AGREEMENT.

        Warrantholder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the first registration statement for a firm commitment underwritten public offering of the Company's securities filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), or reduce its interest in (collectively, "Transfer"), any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

  (i)
  all executive officers and directors of the Company and all other persons holding at least 1% of the Company's outstanding stock enter into similar agreements; and

  (ii)
  such market stand-off time period shall not exceed 180 days.

In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities held by Warranttholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or to a registration relating solely to a Commission Rule 145 transaction.

12.    TRANSFERS.

        Subject to the terms and conditions contained in Section 10 hereof, this Warrant Agreement and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee, provided, however, in no event shall the number of transfers of the rights and interests in all of the Warrants exceed three (3) transfers. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the "Transfer Notice"), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

13.    MISCELLANEOUS.

        (a)    Effective Date.    The provisions of this Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant Agreement shall be binding upon any successors or assigns of the Company.

        (b)    Attorney's Fees.    In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys' fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

        (c)    Governing Law.    This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of Illinois.

        (d)    Counterparts.    This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (e)    Notices.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (i) upon personal delivery, (ii) when sent by confirmed facsimile transmission or (iii) seven (7) days after deposit in the United States mail, by registered or certified mail, or one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, addressed (i) to the Warrantholder at 7770 Frontage Road, Skokie, Illinois 60077, Attention: Venture Lease Administration, cc: Legal Department, Attention: General Counsel, (and/or, if by Facsimile, (847) 213-7800 and (847)213-8795) and (ii) to the Company at 4001 Miranda Avenue, Palo Alto, CA 94304 Attention: Chief Financial Officer (and/or if by Facsimile, (650) 424-0832) or at such other address as any such party may subsequently designate by written notice to the other party.

        (f)    Remedies.    In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable. In the event of a judicial finding of a breach of this Agreement, the breaching party expressly agrees that it shall not oppose an application by the non-breaching party or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the breaching party from continuing to commit any such breach of this Warrant Agreement.

        (g)    No Impairment of Rights.    The Company will not, by amendment of its Charter or through any other means (except as such amendment or such actions may be approved by the Company's Board of Directors), intentionally avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all commercially reasonable actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against material impairment.

        (h)    Survival.    The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

        (i)    Severability.    In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

        (j)    Amendments.    Any provision of this Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.

        (k)    Additional Documents.    The Company, upon execution of this Warrant Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in subparagraphs (a) through (d) and (f) of Section 9 above.    The Company shall also supply such other documents as the Warrantholder may from time to time reasonably request.

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	Affymax, Inc.
	By:	/s/ Ali Mahdavi
	Title:	V.P. Finance
WARRANTHOLDER:	Forsythe Biotechnology Group, Inc.
	By:	/s/ Illegible
	Title:	President

EXHIBIT I

NOTICE OF EXERCISE

To:

(1)
The undersigned Warrantholder hereby elects to purchase              shares of the Series              Preferred Stock of                         , pursuant to the terms of the Warrant Agreement dated the          day of                         ,              (the "Warrant Agreement") between                          and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2)
In exercising its rights to purchase the Series              Preferred Stock of                         , the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 10 of the Warrant Agreement.

(3)
Please issue a certificate or certificates representing said shares of Series              Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)
(Address)
WARRANTHOLDER:	FORSYTHE BIOTECHNOLOGY GROUP, INC.
By:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

        The undersigned                         , hereby acknowledge receipt of the "Notice of Exercise" from Forsythe Biotechnology Group, Inc., to purchase              shares of the Series              Preferred Stock of                         , pursuant to the terms of the Warrant Agreement, and further acknowledges that              shares remain subject to purchase under the terms of the Warrant Agreement.

COMPANY:
By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant Agreement execute this form and supply required information. Do not use this form to purchase shares.)

        FOR VALUE RECEIVED, the foregoing Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)
whose address is

Dated:
Holder's Signature:
Holder's Address:

Signature Guaranteed:
NOTE:
The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant Agreement.

EXHIBIT IV

(INSERT CHARTER)